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                                  GALILEO NEWS
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Investor Relations - William T. Hanley (508) 347-4258

             RESTATEMENT OF INTERIM RESULTS AND OTHER DEVELOPMENTS
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     STURBRIDGE, MA, OCTOBER 29, 1998 - Galileo Corporation (Nasdaq National
Market: GAEO) today announced a number of developments affecting its operations and management.

     The Company released restated financial statements for its second and third quarters ended March 31 and June 30, 1998. The Company has determined that approximately $400,000 of sales of products recognized in the second quarter should have been recognized in the third quarter and approximately $120,000 for bonuses at a subsidiary should have been accrued in the third quarter. The net effect of these changes is to increase the reported loss for the second quarter to $896,000, or a loss of $0.12 per share as compared to the $0.09 per share loss previously reported. The changes decreased the third quarter loss slightly to $3,259,000 but did not change the per share loss of $0.41 for that quarter. The restated loss for nine months ended June 30, 1998 was $5,265,000 or a loss of $0.70 per share as compared to the $0.69 per share loss previously reported.

     Galileo also reported several changes in senior management and the board of directors. Gregory Riedel, Vice President, Finance and Chief Financial Officer, has resigned effective November 2, 1998. William T. Hanley, President and Chief Executive Officer, has resigned from the board and continues as President and Chief Executive Officer. Kenneth Draeger, who joined the board in 1993, resigned from the board of directors in connection with his recent retirement and change of residence to Phoenix, Arizona. Finally, W. Kip Speyer and John F. Blais, Jr. were elected to the board. Mr. Speyer is president of Leisegang Medical, Inc., a subsidiary of the Company located in Boca Raton, Florida, which was acquired in 1996. Mr. Blais is president of OFC Corporation, a subsidiary of the Company located in Natick, Massachusetts, which was acquired in early 1998. As a result of these acquisitions, Messrs. Speyer and Blais own significant amounts of the Company's common stock.

     The Company also reported that its board of directors is undertaking an assessment of the Company's financial condition and the prospects for its existing businesses and has engaged Argus Management Corporation of South Natick, Massachusetts as a financial consultant to assist in this process. As an initial matter, the board has determined that the results to date for its telecommunications products do not justify the expenditure of additional resources. The Company will minimize its continuing investment in these products unless and until circumstances warrant otherwise. The board expects to complete the assessment promptly and, based upon the results, will review and evaluate the strategic alternatives available to the

Galileo Corporation     Galileo Park    P.O. Box 550    Sturbridge, MA 01566 USA
                   TEL. (508) 347-9191    FAX (508) 347-3849
                 World Wide Web Site: http://www.galileocorp.com

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Company. As part of this process, the board will consider the need for additional financing; the potential for growth of each of the Company's businesses; whether opportunities for strategic partnering or the sale of one or more of the Company's businesses exist and would be advantageous; and the Company's senior management needs.

     Additionally, the Company reported that class action lawsuits seeking damages were recently filed against the Company and certain of its officers and directors alleging violations of the federal securities laws based on alleged misleading statements regarding the Company's financial performance and other matters. Although the lawsuits are in a very early stage, the Company believes they are without merit and intends to defend them vigorously.

     Galileo, along with its wholly-owned subsidiary, OFC Corporation, develops, manufactures and markets products based on its core optical and photonic technologies for applications in medical products and instruments, analytical instruments and office equipment. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures, and markets women's health-related medical products. Please visit our web sites at www.galileocorp.com, www.ofccorp.com and www.leisegang.com for additional information.

Note to Investors
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     Forward-looking statements in this release are based on information available to the Company on the date hereof. The Company's actual results could differ materially from those stated or implied by such forward-looking statements. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's fiscal 1997 SEC
Form 10-K.



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